FOR IMMEDIATE RELEASE

Harley-Davidson Reports Third Quarter Financial Results And Raises HDMC and HDFS Guidance

MILWAUKEE (October 29, 2026) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”) (NYSE: HOG) today reported third quarter 2026 results, announced the addition of two new members to its Board of Directors, and raised HDMC and HDFS full-year guidance for the 2nd time this year following strong execution in Q3 2026.

Third Quarter Highlights
•North American retail sales of new motorcycles were up 9 percent in Q3 2026 versus prior year, accelerating from 3 percent Year-over-Year (YoY) growth in the previous quarter. Q3 2026 marks the 4th consecutive quarter of YoY retail growth in North America, demonstrating continued progress in the Company’s core market.
•Q3 2026 global retail sales of new motorcycles were up 5 percent versus prior year, with North America and Asia-Pacific driving growth. Asia-Pacific grew by 1 percent overall, while Australia and New Zealand grew by 15 percent.
•Global dealer inventory of new motorcycles ended Q3 2026 down 26 percent vs. Q3 2025, and down 6 percent vs Q2 2026. In North America, 91 percent of dealer inventory was comprised of current Model Year 2026 motorcycles at the end of Q3 2026, up from 86 percent at the end of Q3 2025.
•HDMC global motorcycle shipments of 33,616 units in the quarter were down 8 percent vs. prior year to drive long-term dealer health and in alignment with the Back to the Bricks strategy.

“We are pleased with the continued progress made toward aligning wholesale activity with retail demand, achieving a further 26 percent reduction in dealer inventory while delivering 5 percent growth in global retail sales compared with Q3 2025. North America sales were up for the 4th consecutive quarter, demonstrating an entrenched foothold in our home market,” said Artie Starrs, President and CEO, Harley-Davidson. “We are encouraged by the improvement in our key growth drivers over the quarter. Models like the Super Glide® and Deadwood™ are creating deeper connection between the brand and riders, our dealer network is becoming increasingly profitable, and we are actioning our Back to the Bricks strategy – just one full quarter into execution – in partnership with our dealers.”

By the Numbers
HDMC Increased Gross Margin Percentage, While Decreasing Operating Expenses
•HDMC revenue of $964 million in the quarter, was down 10 percent vs. prior year driven by lower shipment volume.
•Third quarter gross margin percentage increased by 173 bps YoY to 28.1 percent.
•Operating expenses continued to remain lower than prior year in the third quarter, coming in 1 percent lower than a year ago, at $227 million.
•HDMC operating income was $44 million in Q3 2026, down 18 percent YoY.
•HDMC operating income margin was 4.6 percent in Q3 2026 compared to 5.0 percent in the prior year.
•Adjusted EBITDA margin1 improved to 9.7 percent in Q3 2026 compared to 8.7 percent in the prior year.

1 "Adjusted EBITDA" and "Adjusted EBITDA Margin %" are non-GAAP measures. Please see below for full reconciliation to the most directly comparable GAAP financial measures.

Consolidated Earnings Driven Down YoY As A Result Of HDFS Shift To Asset Light Model
•Net income attributable to HDI of $43 million was down from $377 million in Q3 2025 primarily as a result of HDFS’s sale of the majority of its securitization beneficial interests and retail finance receivables in the prior year, which drove a benefit in Q3 2025.
•HDFS operating income margin was 9.7 percent in Q3 2026 down from 168.0 percent in Q3 2025, with a Q3 2026 annualized managed retail credit loss ratio below same periods in 2024 and 2025.
Strong Balance Sheet Allowed Continued Capital Return Program
•Returned $110 million in total capital to shareholders in Q3 2026, including $91 million shares repurchased on a discretionary basis and $19 million in cash dividends.
•Cash and cash equivalents of $2.1 billion as of September 30, 2026.

2026 Financial Outlook
For the full year 2026, the Company is raising HDMC and HDFS financial guidance and now expects:
•HDMC:
◦Global Motorcycle Retail Sales of 135,500 to 139,000 units
◦Global Motorcycle Wholesale Shipments of 135,500 to 139,000 units
◦Operating income of $25 to $55 million
•HDFS:
◦Operating income of $60 to $70 million
•HDI:
◦Revised capital investment of $140 to $165 million

LiveWire has withdrawn its guidance.

Board of Directors Updates
In addition, today Harley-Davidson announced that its Board of Directors has appointed two new independent directors, Anthony D. Fassino and Bryan E. Slone. The appointments were effective October 28, 2026.

“Tony and Bryan are complementary additions to the Board and Harley-Davidson leadership,” said Troy Alstead, Chairman of the Board of Harley-Davidson. “Tony’s three-decade long track record of driving profitability, mitigating risk, and overseeing product development across a global manufacturing footprint provides invaluable perspective. Likewise, Bryan’s experience in tax, public policy, and corporate governance, together with Board experience in the financial services and insurance industries, deepens our audit and risk knowledge across both HDMC and HDFS.”

Tony Fassino recently retired from Caterpillar Inc. as the Group President of Construction Industries, where he led the company’s approximately $25 billion global construction business and was responsible for strategic direction, capital investment, operational performance, and customer growth across a worldwide portfolio of products, facilities, and employees. During a 30-year career with Caterpillar, Fassino held leadership roles spanning engineering, product development, manufacturing, sales, and distribution, helping drive innovation, operational excellence, and shareholder value. He recently served as Chairman of the American Road & Transportation Builders Association, and he brings extensive experience in global operations, capital allocation, supply chain management, and industrial growth strategy.

Bryan Slone is a former Managing Partner at Deloitte’s Nebraska office and the former President & CEO of the Nebraska Chamber of Commerce & Industry. He currently serves as Counsel with the law firm of Koley Jessen P.C., L.L.O. He brings more than four decades of leadership experience across tax, law, business, public policy, and corporate governance, including senior roles with Deloitte and the Internal Revenue Service. Slone currently serves on the boards of Ameritas Mutual Holding Company, Ameritas Life Insurance Corp., and First National of Nebraska, Inc., where he chairs the Audit Committee for each organization.

The appointment of Fassino and Slone by Board action brings the total number of directors on the Board to ten.

Company Background
Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, parts & accessories, experiences, riding gear and apparel. What We Make: The World’s Best Motorcycles. Period. Who We Serve: Motorcycle Riders Worldwide. Why We Do It: To Protect and Grow Motorcycle Culture. What We Stand For: Life, Liberty and the Pursuit of Happiness. Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and has a controlling interest in Harley-Davidson Financial Services and LiveWire Group, Inc. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. LiveWire is committed to developing the technology of the future and investing in the capabilities needed to lead the transformation of motorsports. Learn more at harley-davidson.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CDT today. The webcast login and supporting slides can be accessed at  http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CDT.

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the Company "believes," "anticipates," "expects," "plans," "projects," "may," "will," "estimates," "targets," "intends," "forecasts," "is on track," "remains confident," "seeks," "sees," "should," "feels," "commits," "assumes," "envisions," or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company's ability to: (a) execute its business plans and strategies, including without limitation the Back to the Bricks strategic plan, successfully execute its approach to a full enterprise economic model, and strengthen its existing businesses while allowing for growth; (b) manage supply chain and logistics issues, including without limitation quality issues, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Iran, or natural disasters and longer shipping times and increased logistics costs; (c) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company's ability to sell products domestically and internationally, and the cost of raw materials and components, including tariffs recently imposed or that may be imposed by the U.S. on foreign goods or rebalancing or other tariffs recently imposed or that may be imposed by foreign countries on U.S. goods; (d) accurately analyze, predict and react to changing market conditions, interest rates, and geopolitical environments, and successfully adjust to shifting global consumer needs and interests, including successfully realigning its product portfolio, which encompasses re-introducing the Sportster® motorcycle; (e) accurately predict the margins of its segments in light of, among other things, tariffs, rebalancing trade measures, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company's complex global supply chain; (f) maintain and enhance the value of the Harley-Davidson brand, including detecting and mitigating or remediating the impact of activist collective actions, such as calls for boycotts and other brand-damaging behaviors that could harm the Company's brand or business; (g) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Iran; (h) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (i) successfully carry out its global manufacturing and assembly operations; (j) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to shift to a rider-centric portfolio that includes a focus on accessibility and customization and growing its Parts & Accessories and Motor Clothes and apparel businesses; (k) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (l) successfully manage and reduce costs throughout the business; (m) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (n) prevent, detect and remediate any issues with its motorcycles or any issues associated with the design, manufacturing, or assembly processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (o) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its full enterprise economic model, and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (p) realize the desired business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (i) the ability of LiveWire to obtain sufficient funding from sources other than the Company to sustain its operations, particularly in light of LiveWire’s recent disclosure that it determined that conditions and events raise substantial doubt about LiveWire’s ability to continue as a going concern; (ii) the ability of LiveWire to execute its plans to develop, produce, market and sell its electric vehicles; (iii) the demand for and consumer willingness to adopt two- and three-wheeled electric vehicles; and (iv) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in Risk Factors under Item 1.A of LiveWire Group Inc.'s most recent Annual Report on Form 10-K; (q) manage the quality and regulatory non-compliance issues relating to the brake hose assemblies provided to the Company by Proterial Cable America, Inc. in a manner that avoids future quality or non-compliance issues and additional costs or recall expenses that are material; (r) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name; (s) successfully maintain or achieve a manner in which to sell motorcycles in Europe, China, and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (t) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (u) retain and attract talented employees and leadership and qualified and experienced independent directors for its Board of Directors, eliminate personnel duplication, inefficiencies and complexity throughout the organization, and successfully complete transitions of executives, and effectively manage the return to on-site work of Milwaukee-based corporate employees at specified Company facilities; (v) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (w) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (x) prevent a ransomware attack or cybersecurity incidents and data privacy breaches and respond to related evolving regulatory requirements; (y) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company's business; (z) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (aa) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (bb) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations, including increased environmental, safety, emissions or other regulations; (cc) manage its exposure to product liability claims in a manner that avoids or successfully mitigates the impact of substantial jury verdicts and manage exposure in commercial or contractual disputes; (dd) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (ee) realize the desired business benefits from KKR's and PIMCO's investments in Harley-Davidson Financial Services, Inc.; (ff) manage risks related to functions the Company outsources and the use of artificial intelligence by the Company and its vendors and suppliers; (gg) optimize capital allocation in light of the Company's capital allocation priorities; (hh) manage the Company's share repurchase strategy; (ii) manage issues related to climate change and related regulations; and (jj) realize the expected effects of the anticipated increase in Harley-Davidson Financial Services, Inc.'s retail finance receivable based on Harley-Davidson Financial Services, Inc.'s operating income.

The Company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company's dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company's dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, or other factors.

Harley-Davidson Financial Services, Inc.'s retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions including the impact of inflation and Harley-Davidson Financial Services, Inc.'s efforts to increase prudently structured loan approvals to sub-prime borrowers. In addition, Harley-Davidson Financial Services, Inc.'s efforts to adjust underwriting criteria based on market and economic conditions, and actions that the Company has taken and could take that impact motorcycle values, may impact Harley-Davidson Financial Services, Inc.'s retail credit losses.

The Company's operations, demand for its products, and its liquidity could be adversely impacted by changes in tariffs, inflation, work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Iran, or other factors. Refer to "Risk Factors" under Item 1.A of the Company's Annual

Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026, for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Non-GAAP Financial Measures
This earnings release includes financial information that is not presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP", "GAAP"), including Adjusted EBITDA for HDMC and LiveWire and Adjusted EBITDA Margin % for HDMC. These non-GAAP financial measures, which may be different from similarly-titled measures disclosed by other companies, are presented to enhance investors' overall understanding of the Company's financial performance.

Adjusted EBITDA for HDMC and Adjusted EBITDA for LiveWire are defined as Harley-Davidson, Inc. consolidated net income, excluding, on a consolidated basis, interest expense, income tax provision, investment income, and other income, net. Depreciation and amortization for HDMC and LiveWire, respectively, are excluded from Adjusted EBITDA for HDMC and LiveWire, respectively. In addition, certain other items impacting consolidated net income are excluded from HDMC Adjusted EBITDA and/or LiveWire Adjusted EBITDA. For example, the Company may exclude from HDMC or LiveWire Adjusted EBITDA the impacts of certain events, gains, losses or other costs and charges, such as corporate restructuring activities, reorganizations or one-time employee termination benefits, that affect the period-to-period comparability of HDMC's and LiveWire's operating performance. Adjusted EBITDA Margin % is used by HDMC and is defined as HDMC Adjusted EBITDA divided by HDMC revenue.

The Company believes that Adjusted EBITDA and Adjusted EBITDA Margin % for HDMC and Adjusted EBITDA for LiveWire more clearly identify the core trends in the respective ongoing business operations that could otherwise be masked by the effects of the items that the Company excludes from Adjusted EBITDA and Adjusted EBITDA Margin % for HDMC and Adjusted EBITDA for LiveWire. These non-GAAP measures allow management and investors to view operating trends, perform analytical comparisons, and benchmark performance with other comparable companies and between periods without regard to items the Company does not consider a component of core operating performance.

Adjusted EBITDA and Adjusted EBITDA Margin % have limitations and should not be considered in isolation from, as a substitute for, or more meaningful than, consolidated net income as determined in accordance with U.S. GAAP. Certain items excluded from HDMC and LiveWire Adjusted EBITDA are significant components in understanding and assessing a company's financial performance. The presentation of Adjusted EBITDA and Adjusted EBITDA Margin % should not be construed as implying that the Company's results will be unaffected by unusual or non-recurring items.

This earnings release includes a reconciliation of Harley-Davidson Inc. consolidated net income to HDMC Adjusted EBITDA and LiveWire Adjusted EBITDA.

Media Contact:
Dylan Riddle
Dylan.Riddle@Harley-Davidson.com

Financial Contact:
Faisal Ghori
Faisal.Ghori@Harley-Davidson.com

### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
HDMC revenue	$964,017	$1,073,959	$3,123,767	$3,199,113
Gross profit	270,802	283,110	841,915	897,059
Selling, administrative and engineering expense	226,504	228,991	706,354	665,352
Operating income from HDMC	44,298	54,119	135,561	231,707

LiveWire revenue	7,864	5,563	22,094	14,318
Gross loss	(374)	(2,271)	(957)	(3,889)
Selling, administrative and engineering expense	17,378	15,910	52,393	52,752
Operating loss from LiveWire	(17,752)	(18,181)	(53,350)	(56,641)

HDFS revenue	110,758	261,188	339,745	763,587
HDFS expense	100,000	(177,632)	285,150	190,958
Operating income from HDFS	10,758	438,820	54,595	572,629

Operating income	37,304	474,758	136,806	747,695
Other income, net	12,598	14,706	37,124	45,456
Investment income	11,647	12,267	32,182	32,158
Interest expense	(3,629)	(10,182)	(10,820)	(25,564)
Income before income taxes	57,920	491,549	195,292	799,745
Income tax provision	16,977	116,384	51,245	188,036
Net income	$40,943	$375,165	$144,047	$611,709
Less: Loss attributable to noncontrolling interests	1,819	2,201	3,292	6,332
Net income attributable to Harley-Davidson, Inc.	$42,762	$377,366	$147,339	$618,041

Earnings per share:
Basic	$0.41	$3.13	$1.39	$5.07
Diluted	$0.40	$3.10	$1.38	$5.03

Weighted-average shares:
Basic	103,360	120,614	106,134	122,015
Diluted	106,588	121,676	107,051	122,855

Cash dividends per share:	$0.1875	$0.18	$0.5625	$0.54
LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	September 30, 2026	December 31, 2025	September 30, 2025
ASSETS
Current assets:
Cash and cash equivalents	$2,076,378	$3,091,744	$1,775,038
Accounts receivable, net	276,390	225,760	305,010
Finance receivables held for sale, net	417,696	264,238	4,080,885
Finance receivables held for investment, net	1,057,228	981,926	1,221,348
Inventories, net	458,745	730,898	512,186
Restricted cash	14,610	—	51,530
Other current assets	232,202	292,383	297,444
	4,533,249	5,586,949	8,243,441
Finance receivables held for investment, net	1,142,858	719,060	662,201
Other long-term assets	1,620,801	1,738,806	1,660,742
	$7,296,908	$8,044,815	$10,566,384
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,031,470	$1,061,194	$971,411
Short-term deposits, net	255,439	280,095	292,667
Short-term debt	470,420	497,776	684,741
Current portion of long-term debt, net	543,740	819,629	1,329,244
	2,301,069	2,658,694	3,278,063
Long-term debt, net	1,325,275	1,649,612	3,147,836
Other long-term liabilities	621,802	579,659	579,106

Shareholders’ equity	3,048,762	3,156,850	3,561,379
	$7,296,908	$8,044,815	$10,566,384

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine months ended
	September 30, 2026	September 30, 2025
Net cash provided by operating activities	$275,934	$416,903

Cash flows from investing activities:
Capital expenditures	(64,422)	(102,090)
Finance receivables held for investment, net	(436,663)	172,037
Proceeds from sale of securitization beneficial interests, net	—	125,369
Collection from retained securitization beneficial interests	32,115	9,353
Proceeds from derivative instruments	51,574	—
Other investing activities	(52)	808
Net cash (used) provided by investing activities	(417,448)	205,477

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	—	647,088
Repayments of medium-term notes	(810,950)	(700,000)
Proceeds from term loan	—	448,013
Repayment of senior unsecured notes	—	(450,000)
Proceeds from securitization debt	—	497,790
Repayments of securitization debt	—	(718,034)
Net (decrease) increase in unsecured commercial paper	(26,744)	44,938
Borrowings of asset-backed commercial paper	260,250	155,000
Repayments of asset-backed commercial paper	(17,675)	(217,554)
Net increase in deposits	196	3,312
Dividends paid	(60,382)	(66,288)
Repurchase of common stock	(191,169)	(193,209)
Other financing activities	96	1,269
Net cash used by financing activities	(846,378)	(547,675)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10,489)	11,009
Net (decrease) increase in cash, cash equivalents and restricted cash	$(998,381)	$85,714

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$3,091,744	$1,740,854
Net (decrease) increase in cash, cash equivalents and restricted cash	(998,381)	85,714
Cash, cash equivalents and restricted cash, end of period	$2,093,363	$1,826,568

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$2,076,378	$1,775,038
Restricted cash	14,610	51,530
Restricted cash included in Other long-term assets	2,375	—
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$2,093,363	$1,826,568

HDMC Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
HDMC REVENUE (in thousands)
Motorcycles	$733,571	$821,864	$2,417,921	$2,463,793
Parts and accessories	152,941	167,252	472,134	497,558
Apparel	55,201	56,052	168,582	168,614
Licensing	4,605	5,547	16,950	14,549
Other	17,699	23,244	48,180	54,599
	$964,017	$1,073,959	$3,123,767	$3,199,113

HDMC U.S. MOTORCYCLE SHIPMENTS	23,013	25,662	72,219	72,263

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	17,970	22,035	59,131	63,793
Cruiser	11,382	10,551	35,591	35,521
Sport and Lightweight	3,219	2,628	11,567	7,924
Adventure Touring	1,045	1,310	3,831	3,724
	33,616	36,524	110,120	110,962
(a)Includes Trike

LiveWire Motorcycle Shipments	241	184	599	272

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the third quarter of 2025 to the third quarter of 2026 were as follows (in millions):

	Three months ended	Nine months ended
2025 gross profit	$283	$897
Volume	(24)	(17)
Price and sales incentives	(12)	(44)
Foreign currency exchange rates and hedging	9	21
Shipment mix	(22)	(69)
Raw material prices	(7)	(9)
Manufacturing and other costs	44	63
	(12)	(55)
2026 gross profit	$271	$842

HDFS Finance Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Balance, beginning of period	$38,160	$399,293	$2,235	$401,183
Provision for credit losses	20,324	(301,499)	51,120	(198,427)
Charge-offs, net of recoveries	(4,596)	(35,148)	533	(140,110)
Sale of residual interest in securitizations	—	(75,547)	—	(75,547)
Balances, end of period	$53,888	$(12,901)	$53,888	$(12,901)

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
United States	23,812	21,779	73,631	67,690
Canada	1,791	1,683	5,526	5,595
Total North America	25,603	23,462	79,157	73,285
EMEA	4,764	5,033	16,757	17,829
Asia Pacific	4,702	4,667	13,659	13,996
Latin America	764	822	2,234	2,138
Total worldwide retail sales	35,833	33,984	111,807	107,248
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.

Harley-Davidson, Inc.
Reconciliation from Harley-Davidson, Inc. Net Income to HDMC Adjusted EBITDA
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net Income	$40,943	$375,165	$144,047	$611,709
Interest expense	3,629	10,182	10,820	25,564
Provision for income taxes	16,977	116,384	51,245	188,036
Investment income(a)	(11,647)	(12,267)	(32,182)	(32,158)
Other income, net(b)	(12,598)	(14,706)	(37,124)	(45,456)
Operating income	37,304	474,758	136,806	747,695
Less:
LiveWire operating loss	$(17,752)	$(18,181)	$(53,350)	$(56,641)
HDFS operating income	10,758	438,820	54,595	572,629
HDMC operating income	44,298	54,119	135,561	231,707
HDMC depreciation and amortization	35,702	39,472	116,353	111,151
Adjustments(c)	13,869	—	31,072	—
HDMC Adjusted EBITDA	$93,869	$93,591	$282,986	$342,858
HDMC Adjusted EBITDA Margin %	9.7%	8.7%	9.1%	10.7%

Harley-Davidson, Inc.
Reconciliation from Harley-Davidson, Inc. Net Income to LiveWire Adjusted EBITDA
(In thousands)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net Income	$40,943	$375,165	$144,047	$611,709
Interest expense	3,629	10,182	10,820	25,564
Provision for income taxes	16,977	116,384	51,245	188,036
Investment income(a)	(11,647)	(12,267)	(32,182)	(32,158)
Other income, net(b)	(12,598)	(14,706)	(37,124)	(45,456)
Operating income	37,304	474,758	136,806	747,695
Less:
HDMC operating income	$44,298	$54,119	$135,561	$231,707
HDFS operating income	10,758	438,820	54,595	572,629
LiveWire operating loss	(17,752)	(18,181)	(53,350)	(56,641)
LiveWire depreciation and amortization	2,458	2,354	7,118	8,027
Adjustments(d)	325	—	1,056	—
LiveWire Adjusted EBITDA	$(14,969)	$(15,827)	$(45,176)	$(48,614)
(a)Represents non-operating investment income, primarily due to income from short-term investments.
(b)Represents non-operating other income, primarily related to the Company's defined benefit plans.
(c)Represents adjustments related to corporate restructuring, primarily due to one-time employee termination benefits and impairment of long-lived assets.
(d)Represents adjustments related to transaction costs for the acquisition of Dust Motorcycles, Inc. and expenses associated with the LiveWire At-The-Market Program.